As filed with the Securities and Exchange Commission on September
12, 1997

                                    Registration No. 333-________


               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549

                                   FORM S-8
                     Registration Statement
                             Under
                   The Securities Act of 1933

                     ARVIN INDUSTRIES, INC.
     (Exact name of registrant as specified in its charter)

           Indiana                              35-0550190
          (State or other jurisdiction of    (I.R.S. Employer
           incorporation  or organization)     Identification No.)


                       One Noblitt Plaza
                            Box 3000
                  Columbus, Indiana 47202-3000
            (Address of principal executive offices)

                       ARVIN SAVINGS PLAN
                    (Full title of the plan)

                      Mr. Ronald R. Snyder
          Vice President - General Counsel & Secretary
                     Arvin Industries, Inc.
                       One Noblitt Plaza
                            Box 3000
                  Columbus, Indiana 47202-3000
            (Name and address of agent for service)

                         (812) 379-3000
 (Telephone number, including area code, of agent for service)

                        With a copy to:

                       Frederick Hartmann
                     Schiff Hardin & Waite
                        7200 Sears Tower
                  Chicago, Illinois 60606-6473
                         (312) 258-5656




                CALCULATION OF REGISTRATION FEE

                                               Proposed
                                   Proposed     Maximum
Title of Securities      Amount     Maximum    Aggregate    Amount of
to be Registered         to be     Offering    Offering    Registration
                       Registered  Price Per   Price(1)         Fee(1)
                                   Share (1)

Common Shares,$2.50    1,200,000   $35.625    $42,750,000       $12,955
par value (including
Preferred Share
Purchase Rights)

Interests in the Plan  (2)              (2)        (2)          (2)


(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended, based on $35.625, the average of the high and low sales prices of the Common Shares of Arvin Industries, Inc. on the New York Stock Exchange on September 8, 1997. The value attributable to the Preferred Share Purchase Rights is reflected in the value attributable to the Common Shares.

(2)   In  addition, pursuant to Rule 416(c) under the  Securities
Act of 1933, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plan described herein for which no separate fee is required.




                            PART II

       INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.   Incorporation of Documents by Reference.

      The  following  documents which have been  filed  by  Arvin
Industries, Inc. (the "Registrant") are incorporated herein by reference:

      (a) The Registrant's Annual Report on Form 10-K for the year ended December 29, 1996;

     (b) The Registrant's Quarterly Reports on Form 10-Q for the quarters ended March 30, 1997 and June 29, 1997;

      (c)   The  Registrant's Current Reports on Form  8-K  dated
January 3, 1997, January 21, 1997 and February 10, 1997; and

      (d) The description of the Registrant's Common Stock contained in its Registration Statement on Form S-3 (File No. 33-
10774).

      All documents subsequently filed by the Registrant and/or the Arvin Savings Plan (the "Plan") pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Item 4.   Description of Securities.

     Not applicable.

Item 5.   Interests of Named Experts and Counsel.

     Not applicable.

Item 6.   Indemnification of Directors and Officers.

      Article 8 of the Amended and Restated By-Laws of the Registrant, as amended, and Article 10 of its Restated Articles of Incorporation, as amended, both provide for indemnification of officers and directors of the Registrant against expenses incurred by any of them in certain stated proceedings and under certain stated conditions.

       Chapter 37 of the Indiana Business Corporation Law authorizes every Indiana corporation to indemnify its officers and directors under certain circumstances against liability incurred in connection with the defense of proceedings in which they are made parties, or threatened to be made parties, by reason of such relationship to the corporation, except where they are adjudged liable for specific types of negligence or misconduct in the performance of their duties to the corporation. Chapter 37 also requires every Indiana corporation to indemnify any of its directors and, unless such corporation's articles of incorporation provide otherwise, any of its offices who were wholly successful, on the merits or otherwise, in the defense of any such proceeding against reasonable expenses incurred by such director in connection with such proceeding.

      Officers and directors of the Registrant are presently covered by insurance which (with certain exceptions and within certain limitations) indemnifies them against any losses or liabilities arising from any alleged "wrongful act," including any breach of duty, neglect, error, misstatement, misleading statement, omission or other acts done or wrongfully attempted.

Item 7.   Exemption from Registration Claimed.

     Not applicable.

Item 8.   Exhibits.

      The exhibits filed herewith or incorporated by reference herein are set forth in the Exhibit Index filed as part of this registration statement on page 7 hereof. The exhibits do not include an opinion of counsel as to the legality of the securities being registered because the Common Stock covered by this registration statement are not original issuance securities. The Registrant has received from the Internal Revenue Service a determination that the Plan is qualified under Section 401 of the Internal Revenue Code and will make all changes required by the Internal Revenue Service in order to continue to so qualify the Plan.

Item 9.   Undertakings.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i)   To  include any prospectus required  by  Section
10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; provided, however, that any increase or decrease in volume of securities  offered  (if  the total dollar  value  of  securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.




                           SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Indiana, on this 29th day of August, 1997.

                              ARVIN INDUSTRIES, INC.



                              By:  /s/Byron O. Pond
                                   _______________________
                                   Byron O. Pond
                                   Chairman, Chief Executive
                                   Officer and Director


     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.


     Signature                Title                    Date

/s/Byron O. Pond         Chairman, Chief          August 29, 1997
Byron O. Pond            Executive Officer and
                         Director


/s/Richard A. Smith      Vice President--         August 29, 1997
Richard A. Smith         Finance, Chief Financial
                         Officer and Director


/s/William M. Lowe, Jr.  Controller and Chief     August 29, 1997
William M. Lowe, Jr.     Accounting Officer


/s/J. K. Baker           Vice Chairman of the     August 29, 1997
James K. Baker           Board


/s/V. William Hunt       President, Chief         August 29, 1997
V.   William Hunt        Operating Officer
                         and Director







     Signature                Title               Date



                              Director       September _, 1997
Joseph P. Allen


/s/Steven C. Beering          Director       September 8, 1997
Steven C. Beering


                              Director       September _, 1997
Joseph P. Flannery


/s/Ivan W. Gorr               Director       September 2, 1997
Ivan W. Gorr


                              Director       September _, 1997
William D. George


                              Director       September _, 1997
Richard W. Hanselman


/s/Don J. Kacek               Director       September 5, 1997
Don J. Kacek


                              Director       September _, 1997
Frederick R. Meyer


/s/Arthur R. Velasquez        Director       September 5, 1997
Arthur R. Velasquez

     The Plan.  Pursuant to the requirements of the Securities
Act of 1933, the Plan administrator has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Indiana, on August 29, 1997.


                              ARVIN SAVINGS PLAN


                              By:  /s/Richard A. Smith
                                      Richard A. Smith
                                      Member, Plan Committee


                              By:  /s/Raymond P. Mack
                                      Raymond P. Mack
                                      Member, Plan Committee


                              By:  /s/Matthew W. Golden
                                      Matthew W. Golden
                                      Member, Plan Committee


                              By:  /s/A.R. Sales
                                      A.R. Sales
                                      Member, Plan Committee





                         EXHIBIT INDEX

Exhibit
Number                        Exhibit


  23.1                   Consent of KPMG Peat Marwick LLP

  23.2                   Consent of Price Waterhouse LLP